Exhibit 16.1

January 21, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statement made by Texas Petrochemicals Corporation (the "Corporation") (copy attached) which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Corporation's Form 8-K report. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Coopers & Lybrand L.L.P.